Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Michael D. Neese

VP, Investor Relations

(804) 287-8126

Michael.neese@pfgc.com

Performance Food Group Company Announces Closing of Initial Public Offering

RICHMOND, VA – October 6, 2015 – Performance Food Group Company (NYSE: PFGC) (“PFGC” or the “Company”) today announced the closing of its initial public offering of 16,675,000 shares of its common stock at $19.00 per share. The Company issued and sold 12,777,325 shares in the offering and certain selling stockholders offered and sold 3,897,675 shares in the offering, including 2,175,000 shares that were offered and sold by the selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC acted as joint book-running managers for the offering. Blackstone Capital Markets, BB&T Capital Markets, Guggenheim Securities and Macquarie Capital acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, or by emailing: Barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFGC) markets and distributes approximately 150,000 food and food-related products from 68 distribution centers to over 150,000 customer locations across the United States. PFGC’s 12,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from over 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base.